Page 17 of 19 Pages

                                    EXHIBIT D

                                                                October 28, 1999


Morgan Stanley & Co. Incorporated
Donaldson, Lufkin & Jenrette
Salomon Smith Barney
Thomas Weisel Partners LLC
c/o Morgan Stanley & Co. Incorporated
1585 Broadway
New York, NY  10036

Dear Sirs and Mesdames:

       The undersigned understands that Morgan Stanley & Co. Incorporated ("Morgan Stanley") proposes to enter into an Underwriting Agreement (the "Underwriting Agreement") with Akamai Technology, Inc., a Delaware corporation (the "Company") providing for the public offering (the "Public Offering") by the several Underwriters, including Morgan Stanley (the "Underwriters"), of shares (the "Shares") of the common stock, par value $0.01 per share, of the Company (the "Common Stock").

       To induce the Underwriters that may participate in the Public Offering to continue their efforts in connection with the Public Offering, the undersigned hereby agrees that, without the prior written consent and waiver of Morgan Stanley on behalf of the Underwriters, the undersigned will not, during the period commencing on the date hereof and ending 180 days after the date of the final prospectus relating to the Public Offering (the "Prospectus"), (1) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock, or (2) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause
(1) or (2) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The foregoing sentence shall not apply to the sale of any Shares to the Underwriters pursuant to the Underwriting Agreement, transactions relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the Public Offering or the sale or transfer of shares to the acquiror in connection with the sale of the Company pursuant to a merger, sale of stock, sale of assets or otherwise. In addition, the undersigned agrees that, without the prior written consent of Morgan Stanley on behalf of the Underwriters, it will not, during the period commencing on the date hereof and ending 180 days after the date of the Prospectus, make any demand for or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.


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       Notwithstanding  the  foregoing  (i)  gifts  and  transfers  by  will  or intestacy or (ii) transfers to (A) the undersigned's members, partners, affiliates or immediate family or (B) a trust, the beneficiaries of which are the undersigned and/or members of the undersigned's immediate family, shall not be prohibited by this agreement; provided, that (x) the donee or transferee agrees in writing to be bound by the foregoing in the same manner as it applies to the undersigned and (y) if the donor or transferor is a reporting person subject to Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act"), any gifts or transfers made in accordance with this paragraph shall not require such person to, and such person shall not voluntarily, file a report of such transaction on Form 4 under the Exchange Act. "Immediate family" shall mean spouse, lineal descendants, father, mother, brother or sister of the transferor and father, mother, brother or sister of the transferor's spouse.

       Whether or not the Public Offering actually occurs depends on a number of factors, including market conditions. Any Public Offering will only be made pursuant to an Underwriting Agreement, the terms of which are subject to negotiation between the Company and the Underwriters.

       Morgan Stanley, on behalf of the Underwriters, may, in its sole discretion, waive or amend any restriction contained in any lock-up agreement with a shareholder of the Company; provided, that, if any shareholder listed on
                                    --------  ----
Exhibit A hereto (the "Permitted Seller") sells in excess of an aggregate of 10,000 Shares pursuant to any such waiver or amendment, the undersigned shall be permitted to sell that percentage of his or her total number of Shares that equals the percentage obtained by dividing (x) the number of Shares in excess of 10,000 that are sold by the Permitted Seller pursuant to such waiver or amendment, by (y) the total number of Shares held by the Permitted Seller prior to such sale.

       This agreement shall automatically terminate if any of the persons listed on Schedule A hereto fail to sign a lock-up substantially in the form hereof prior to the date of the Prospectus, if the Underwriting Agreement is not entered into by December 31, 1999 or if the Underwriters do not purchase the Shares and the Underwriting Agreement is terminated pursuant to its terms.




                                         Very truly yours,

                                         ________________________________
                                         (Name)

                                         ________________________________
                                         (Address)



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                                   Schedule A


F. Thomson Leighton
Daniel M. Lewin
THE ATREL TRUST
THE MALLARD TRUST
Paul Sagan
Robert O. Ball III
Earl P. Galleher III
David Goodtree
Steven P. Heinrich
Bruce M. Maggs
Jonathan Seelig
Battery Ventures IV, L.P.
Battery Investment Partners IV, LLC
Baker Communications Fund, L.P.
George H. Conrades
Polaris Venture Management Co. II., L.L.C.
Polaris Venture Partners II L.P.
Polaris Venture Partners Founders' Fund II L.P.
Arthur H. Bilger
Arthur H. Bilger 1996 Family Trust
ADASE Partners L.P.
AT Investors LLC
Todd A. Dagres
Terrance G. McGuire
Edward W. Scott
Apple Computer, Inc.
Cisco Systems, Inc.
Microsoft Corporation